UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2023

The Charles Schwab Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9700	94-3025021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Schwab Way Westlake, Texas	76262
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 859-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock - $.01 par value per share	SCHW	New York Stock Exchange
Depositary Shares, each representing a 1/40th ownership interest in a share of 5.95% Non-Cumulative Preferred Stock, Series D	SCHW PrD	New York Stock Exchange
Depositary Shares, each representing a 1/40th ownership interest in a share of 4.450% Non-Cumulative Preferred Stock, Series J	SCHW PrJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Second Amended and Restated Insured Deposit Account Agreement

On May 4, 2023, The Charles Schwab Corporation (“CSC”), its broker-dealer subsidiaries and Charles Schwab Trust Bank (collectively “Schwab”) executed a Second Amended and Restated Insured Deposit Account Agreement (the “2023 IDA”) with TD USA Bank, N.A., and TD Bank, N.A. (the “TD Depository Institutions”), which replaces and supersedes the Amended and Restated Insured Deposit Account Agreement dated November 24, 2019 (as amended) (the “2019 IDA” and together with the 2023 IDA, the “IDAs”).

Pursuant to the 2023 IDA and consistent with the 2019 IDA, cash held in eligible brokerage client accounts is swept off-balance sheet to deposit accounts at the TD Depository Institutions. Schwab provides recordkeeping and support services to the TD Depository Institutions with respect to the deposit accounts for which Schwab receives an aggregate monthly fee, which remains unchanged. New terms reflected in the 2023 IDA include the following:

Term: The 2023 IDA extends the agreement to sweep funds to the TD Depository Institutions by three years as compared to the 2019 IDA, to July 1, 2034, subject, as with the 2019 IDA, to automatic renewal for a five-year term if not terminated by either Schwab or the TD Depository Institutions two years prior to the expiration date.

Deposit Balances: The 2023 IDA requires that Schwab sweep funds necessary to maintain a minimum (“Floor”) and maximum (“Cap”) amount of funds on deposit at the TD Depository Institutions (“deposit balances”) as follows:

•

Through September 10, 2025, withdrawals in deposit balances by Schwab are generally permitted only to the extent of withdrawals initiated by Schwab customers, with limited exceptions, except to the extent necessary for Schwab to maintain balances below the applicable Cap. During this period the applicable Floor is the amount of then-outstanding unmatured Fixed Rate Obligation Amounts (“FROA balances”) and the Cap is $30 billion above that amount.

•

After September 10, 2025, withdrawals of deposit balances are permitted at Schwab’s discretion, subject to an obligation to maintain deposit balances above a Floor of $60 billion, with a Cap of $90 billion.

FROA Balances: During the term of the agreement, Schwab may terminate up to an aggregate of $5 billion of FROA balances prior to the applicable maturity dates of such fixed-rate instruments, subject to FROA Permitted Termination Payments (as defined in the 2023 IDA) and to certain limitations. Under the 2023 IDA, deposit balances are no longer subject to a restriction under the 2019 IDA that at least 80 percent of deposit balances be designated as FROAs. Designation of deposit balances for investment in fixed or floating rate instruments is at Schwab’s sole discretion.

The foregoing summary of the 2023 IDA is qualified by reference to the full text of the 2023 IDA, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The TD Depository Institutions are subsidiaries of the Toronto-Dominion Bank (“TD Bank”), which owns greater than five percent of CSC’s common stock. Additional information on the relationship between CSC and TD Bank is included under “Transactions with Related Persons” beginning on page 75 of our definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2023 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Peter Crawford, Managing Director and Chief Financial Officer, provides additional perspectives on the 2023 IDA as well as recent client cash allocation activity at: https://www.aboutschwab.com/cfo-commentary.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are attached hereto:

Exhibit No.	Description of Exhibit

10.1**	Second Amended and Restated Insured Deposit Account Agreement, dated May 4, 2023, by and among TD Bank USA, National Association and TD Bank, National Association, and The Charles Schwab Corporation, Charles Schwab & Co., Inc., Charles Schwab Trust Bank, TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc.**

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

**	Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2023	THE CHARLES SCHWAB CORPORATION

	By:	/s/ Peter Crawford
Peter Crawford
Managing Director and Chief Financial Officer